As filed with the Securities and Exchange Commission on July 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Cromwell, Irvine, California 92618

(949) 361-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd A. Norbe

President and Chief Executive Officer

BIOLASE, Inc.

4 Cromwell

Irvine, California 92618

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mitchell S. Nussbaum Angela M. Dowd Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Barry L. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-238914

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Units consisting of shares of Series F Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of Common Stock, par value $0.001 per share	$3,000,000	$389.40
Non-transferable Rights to purchase Units (3)	—	—
Series F Convertible Preferred Stock included as part of the Units	Included with Units above	—
Warrants to purchase shares of Common Stock included as part of the Units (4)	Included with Units above	—
Common stock issuable upon conversion of the Series F Convertible Preferred Stock (5)(6)	—	—
Common Stock issuable upon exercise of the Warrants (6)	$3,000,000	$389.40
Total	$6,000,000	$778.80(7)

(1)

The registrant previously registered an aggregate of $30,000,000 of securities on the Registration Statement on Form S-1, Registration No. 333-238914 (the “Initial Registration Statement”). Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the amount of securities being registered hereunder represents no more than 20% of the securities initially registered pursuant to the Initial Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(3)

Non-transferable Rights to purchase Units are being issued without consideration. Pursuant to Rule 457(g) under the Act, no separate registration fee is required for the Rights because the Rights are being registered in the same registration statement as the securities of the Registrant underlying the Rights.

(4)

Pursuant to Rule 457(g) of the Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock of the Registrant issuable upon exercise of the warrants.

(5)

Pursuant to Rule 457(i) of the Act, no separate registration fee is required for the common stock issuable upon conversion of the Series F Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

(6)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(7)

A filing fee of $778.80 is paid herewith. Calculated pursuant to Rule 457(o) under the Securities Act. The registrant previously registered an aggregate of $30,000,000 of securities on the Initial Registration Statement, for which a filing fee of $3,894.00 was previously paid.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement is being filed by Biolase, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to Rule 462(b), the Company hereby incorporates by reference into this Registration Statement on Form S-1 in its entirety the Registration Statement on Form S-1 (File No. 333-238914), which was declared effective by the Securities and Exchange Commission (“SEC”) on July 1, 2020 (the “Initial Registration Statement”), including each of the documents filed by the Company with the SEC and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the securities registered under the Initial Registration Statement are being registered. This Registration Statement is being filed with respect to the registration of an additional $3,000,000 aggregate maximum amount of Units of the Company, each Unit consisting of one share of Series F Convertible Preferred Stock, par value $0.001 per share and 2,500 Warrants, each to purchase one share of Common Stock and an additional $3,000,000 of shares of Common Stock underlying the Warrants, all of which are described in the prospectus constituting a part of the Initial Registration Statement.

The required opinions of counsel and related consent and accountant’s consent are attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

All exhibits filed or incorporated by reference in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-238914), are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

5.1	Opinion of Loeb & Loeb LLP.

23.1	Consent of Consent of BDO USA, LLP

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 15, 2020.

BIOLASE, INC.

By:	/s/ Todd A. Norbe
Todd A. Norbe President and Chief Executive Officer

By:	/s/ John R. Beaver
John R. Beaver Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Todd A. Norbe	President and Chief Executive Officer (Principal Executive Officer) and Director	July 15, 2020
Todd A. Norbe

	/s/ John R. Beaver	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 15, 2020
John R. Beaver

	*	Director	July 15, 2020
Jonathan T. Lord

	*	Director	July 15, 2020
Dr. Mike DiTolla

	*	Director	July 15, 2020
Dr. Richard B. Lanman

	*	Director	July 15, 2020
Jess Roper

	*	Director	July 15, 2020
Garrett Sato

	*	Director	July 15, 2020
Dr. Elaine Wagner

/s/ John R. Beaver
By:	John R. Beaver
Attorney-in-Fact